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EXHIBIT 99.14
MINUTES OF SPECIAL MEETING OF BOARD OF DIRECTORS
FOR DECEMBER 8, 1998

Equity Growth Systems, inc.
A publicly held Delaware corporation

         Minutes of Special Meeting of Board of Directors

  A special meeting of the Board of Directors for Equity Growth Systems, inc. (the "Board" and the "Company," respectively), was held by telephone conference on December 8, 1998, at 10:30 A.M., after provision of notice to all members by telephone and facsimile transmission. A copy of such notice is appended hereto as exhibit "A". All exhibits were provided to the participants by facsimile transmission.

     The following Directors were present at the telephone conference meeting held on December 8, 1998: Mr. Scimeca, Mr. Joffe, Ms. Field, Mr. Chamberlin.

     The following Directors were absent: Mr. Edward "Ted" Granville-Smith. Unable to attend for health reasons.

  The meeting was called for the following purposes:

  1)   Adopting, Ratifying, Confirming New By-Laws and Repealing old By-Laws,.

     Wherefore, It appears by the records of the Corporation that confusion exists as to the By- Laws presently in operation for the Company;

     Wherefore, It appears that the former Sole Director of the Company, due to illness, is unable clarify the confusion that exists with regard to the By-Laws in operation;

     Wherefore, it appears that the last By-Laws of record were those By-Laws filed on Form 10- K for the fiscal year ending December 31, 1991, however the directors have reason to believe that the By-laws have been since amended but cannot be located;

     Mr. Chamberlin was elected by the members participating to act as the Chairman of the meeting and also acted as secretary, and after discussions and due procedures, the Board (except for Mr. Granville Smith, who was medically unable to attend) unanimously adopted the following resolutions:

1 Resolved, That the By-Laws attached herewith and dated December 8, 1998 are hereby adopted, ratified, and confirmed. Furthermore all previous By-Laws, amended or otherwise, are hereby repealed this date

Please Initial: Mr. Chamberlin: ___ Mr. Scimeca: ___ Mr. Joffe: ___
Ms. Field: ___

  Having adopted the foregoing resolutions, upon motion duly made, seconded and unanimously adopted, the Board meeting was terminated.

  The foregoing, based on our best recollection and notes, constitute the actions taken at such special meeting of the Board, and by our execution of these minutes and initials on each page and under each resolution adopted, we do so confirm, effective as of this ___th day of December, 1998.


                           ------------
                      G. Richard Chamberlin
              Chairman and Secretary of the Meeting
                             Director

                          --------------
                        Charles J. Scimeca
                             Director

                           ------------
                         Anthony Q. Joffe
                             Director

                          -------------
                           Penny Field
                             Director
                                      169
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                          Exhibit "A" Copy of By-Laws dated December 8, 1998.
                                      170